LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
          STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS (LOSS)
            TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                          (DOLLARS IN MILLIONS)

                                                       EXHIBIT    12.1



                                      12/31/99    12/31/98     12/31/97
                                      --------    --------     --------

Earnings (loss) before provision
 for income taxes and
 extraordinary item                   $ 105.5     $  81.5      $ (161.3)

Add: Fixed Charges
 Interest expense (gross)                41.6        48.7          71.7
 Interest factor in rents                22.3        22.5          22.6
                                      -------     -------      --------
Earnings (loss) as adjusted           $ 169.4     $ 152.7      $  (67.0)
                                      =======     =======      ========

Preferred dividend requirements          49.6        43.6          23.4
Divided by pre-tax factor                66.0%       66.0%         66.0%

Preferred dividend factor on a
 pre-tax basis                           75.2        66.1          35.5

Fixed charges:
 Interest expense (gross)                41.6        48.7          71.7
 Interest factor in rents                22.3        22.5          22.6
                                      -------     -------      --------

Combined fixed charges and
 preferred dividends                    139.1       137.3         129.8
                                      =======     =======      ========

Ratio of earnings to combined
 fixed charges and preferred
 dividends                                1.22        1.11         N/A

Amount by which earnings are
 insufficient to cover combined
 fixed charges and preferred
 dividends                                                      $(196.8)


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  LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
     STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS (LOSS)
       TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                     (DOLLARS IN MILLIONS)

                                                       EXHIBIT    12.1


                                         12/31/96        12/31/95
                                        ----------      ----------

Earnings (loss) before provision
 for income taxes and
 extraordinary item                      $ (188.3)       $   3.1

Add: Fixed Charges
 Interest expense (gross)                    71.7           65.5
 Interest factor in rents                    23.5           20.1
                                         --------        -------

Earnings (loss) as adjusted              $  (93.1)       $  88.7
                                         ========        =======

Preferred dividend requirements
 divided by pre-tax factor                     --             --

Preferred dividend factor on a
 pre-tax basis

Fixed charges:
 Interest expense (gross)                    71.7           65.5
 Interest factor in rents                    23.5           20.1
                                         --------        -------

Combined fixed charges and
 preferred dividends                         95.2           85.6
                                         ========        =======

Ratio of earnings to combined
 fixed charges and preferred
 dividends                                    N/A            1.04

Amount by which earnings are
 insufficient to cover combined
 fixed charges and preferred               (188.3)
 dividends

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